USAIR STATEMENT

                    ARLINGTON, Va., January 28 -- USAir issued the following statement on the resignation of the three
          British Airways directors from the USAir board:

                    The resignation of British Airways' directors clears another obstacle in USAir's path toward becoming an effective competitor in the U.S.-U.K. market.

                    In its lawsuit against British Airways and in its regulatory filings, USAir has said consistently that it must be free of entanglement with BA. This is one of the steps necessary to enable USAir to provide competitive balance to the proposed alliance between the British carrier and American Airlines.

                    In response, British Airways now has said that it intends to sell its USAir stock and that its representatives have resigned from the USAir board. But competition is not yet assured. USAir will continue its drive to obtain the necessary routes, slot and ground facilities to compete between its international gateways at Philadelphia, Pittsburgh, Charlotte and Boston and London's Heathrow Airport.

                    USAir also said it will continue to pursue its lawsuit against British Airways and American Airlines pending in federal district court in New York. In the suit, USAir said British Airways has breached its contract with USAir and that BA and American Airlines have violated antitrust laws.